Exhibit 99.1
Hillenbrand First-Quarter Revenue Increases 31%
•	K-Tron revenue grows 17 percent over prior year; order backlog increases 19 percent sequentially.
•	Batesville continues solid operating performance in a challenging business environment.
•	Net income decreases 8 percent, primarily driven by acquisition-related items and taxes; adjusted EBITDA increases 13 percent.
•	Hillenbrand reaffirms 2011 guidance.
BATESVILLE, Indiana, February 2, 2011, Hillenbrand, Inc. (NYSE: HI) –
Consolidated Summary
For the first quarter of fiscal 2011, which ended December 31, 2010, Hillenbrand reported revenue of $211 million, a $49.5 million (31 percent) increase over the prior year, resulting primarily from the April 1, 2010, acquisition of K-Tron International. K-Tron generated revenue of $51.1 million, which was 17 percent above results it reported separately in the prior year, and Batesville’s revenue declined slightly less than 1 percent to $159.9 million.
Consolidated gross profit margin was 43.2 percent in the quarter, a decline from 44.6 percent in the prior year, due primarily to increased commodity costs in the Batesville segment, particularly for steel and fuel. Both net income ($27.1 million) and earnings per share ($0.44) decreased 8 percent, primarily as a result of increased interest expense and amortization connected with the K-Tron acquisition, and a 36 percent quarterly tax rate, representing an increase of 200 basis points over prior year. Operating expense was also affected by last year’s recovery of $4.1 million in overpaid sales tax, compared to recovery of $600,000 in the first quarter of 2011.
K-Tron Performance
K-Tron’s strong revenue growth was accompanied by a 19 percent sequential increase in order backlog, an encouraging sign for future quarters. Even with this increased revenue, operating expense remained flat, excluding acquisition accounting, resulting in increased operating margin leverage. K-Tron was accretive to earnings, net of purchase accounting amortization and interest expense, and continues to perform in line with, or modestly above, expectations at the time of the acquisition.
Batesville Performance
Batesville continued to post solid results, despite a 1 percent decline in revenue resulting from an estimated 4 percent decline in the North American burial markets. Operating expenses, excluding the previously mentioned sales tax recoveries, were flat to prior year. Although affected by spikes in commodity costs, Batesville maintained attractive margins and continues to be the foundation of Hillenbrand’s financial strength.
EBITDA
Despite strong revenue growth and solid operating results, net income declined, largely due to the expenses arising from Hillenbrand’s acquisition strategy and certain non-operating costs. Therefore, in an effort to help investors better understand the operating performance of the business, Hillenbrand has begun to provide EBITDA and adjusted EBITDA as additional metrics to yield insight into the cash generation capability of the operations.

For the first quarter of 2011, EBITDA of $50.5 million increased $4.8 million (11 percent) over the prior year, and $5.9 million (13 percent) on an adjusted basis. Both Batesville and K-Tron have attractive EBITDA margins. However, K-Tron’s margins are somewhat lower than Batesville’s due to higher operating expenses at K-Tron given the technical nature of its products and related customer support. As a result, adding K-Tron’s relatively lower-margin business to Hillenbrand’s mix means that the company’s overall adjusted EBITDA growth of 13 percent was below the revenue growth of 31 percent.
Cash Flow
Cash flow from operations was $27.8 million, a decrease of $8.6 million (24 percent), resulting primarily from the prior year’s timing of vendor payments and an increase in incentive compensation earned in 2010, but paid in the first quarter of 2011. This was partially offset by the infusion of operating cash flow from K-Tron and lower income tax payments.
CEO Comments
“We’re pleased with a first quarter that is beginning to show the very positive effect of K-Tron’s operations,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “Consistent with our strategy, K-Tron is achieving profitable growth on the early stages of improvement in the global economy, and Batesville continues to generate robust cash flow while maintaining attractive margins. Both companies are delivering the results we anticipated and the level of K-Tron’s growing order backlog gives us confidence in continued growth for 2011.”
Conference Call and Webcast
The company will host a conference call and simultaneous webcast with investors and financial analysts Thursday, February 3, at 8 a.m. ET to discuss the results for the first quarter of fiscal 2011, which ended December 31, 2010. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through February 3, 2012, for those unable to listen to the live webcast.
To access the conference call, listeners in the United States and Canada may dial 1-888-395-3237, and international callers may dial 1-719-325-2390. A replay of the call will be available until midnight ET, Thursday, February 17, 2011, by dialing 1-888-203-1112 in the United States and Canada or 1-719-457-0820 internationally, and using the replay passcode 3811400.

Hillenbrand, Inc. Consolidated Statements of Income (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended
	December 31,
	2010	2009

Net revenues	$211.0	$161.5
Cost of goods sold	119.8	89.5

Gross profit	91.2	72.0
Operating expenses (including business acquisition costs)	49.1	30.9

Operating profit	42.1	41.1
Interest expense	(2.8)	(0.2)
Investment income and other	3.0	3.7

Income before income taxes	42.3	44.6
Income tax expense	15.2	15.1

Net income	$27.1	$29.5

Income per common share — basic and diluted	$0.44	$0.48

Weighted average common shares outstanding — basic and diluted	62.0	61.8

Cash dividends per common share	$0.1900	$0.1875
Hillenbrand’s full financial statements on Form 10-Q were filed jointly with this release and are available on the Company’s website (www.HillenbrandInc.com).
Hillenbrand, Inc. Reconciliation of Non-GAAP Measures* (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended			Three Months Ended
	December 31, 2010			December 31, 2009
	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax

GAAP income	$42.3	$15.2	$27.1	$44.6	$15.1	$29.5

Certain non-operating costs:
Antitrust litigation	0.3	0.1	0.2	0.2	0.1	0.1
Business acquisition	0.3	0.1	0.2	2.8	1.0	1.8
Sales tax adjustment	(0.6)	(0.2)	(0.4)	(4.1)	(1.4)	(2.7)

Adjusted income	$42.3	$15.2	$27.1	$43.5	$14.8	$28.7
Adjusted diluted net income per share			$0.44			$0.46

*	Non-GAAP Financial Disclosures and Reconciliations for Fiscal Year 2011

While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand, Inc. Adjusted EBITDA† Reconciliation to GAAP (Unaudited)
(amounts in millions)

	Three Months Ended December 31,
	2010	2009
GAAP net income	$27.1	$29.5
Interest income	(3.3)	(3.6)
Interest expense	2.8	0.2
Income tax expense	15.2	15.1
Depreciation and amortization	8.7)	4.5

EBITDA	$50.5	$45.7

Certain non-operating costs:
Antitrust litigation	0.3	0.2
Business acquisition	0.3	2.8
Sales tax adjustment	(0.6)	(4.1)

Adjusted EBITDA	$50.5	$44.6

†	Management believes that earnings before interest, taxes, depreciation and amortization (EBITDA) is a useful measure for providing additional insight into the company’s operating performance. EBITDA may not be comparable to similarly titled measures presented by other companies.
Hillenbrand, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)
(amounts in millions)

	Three Months Ended December 31,
	2010	2009
Net cash provided by operating activities	$27.8	$36.4
Net cash (used in) provided by investing activities	(1.8)	3.9
Net cash provided by (used in) financing activities	8.3	(71.5)
Effect of exchange rate changes on cash and cash equivalents	3.3	0.1

Net cash flows	37.6	(31.1)

Cash and cash equivalents:
At beginning of period	98.4	35.2

At end of period	$136.0	$4.1

Guidance for Fiscal Year 2011
The company is reaffirming the following guidance for fiscal year 2011.
Hillenbrand, Inc. (Unaudited)
(amounts in millions, except per share data)

	Fiscal Year Ending September 30
		FY11 Range
	FY10	Low	High

Net revenue	$749	$855	$875
Tax rate	37.0%	34.5%	33.5%
Average diluted shares outstanding	62	62	62
GAAP earnings per share	$1.49	$1.76	$1.82

Capital expenditures	$16	$22	$26
Excluding certain non-operating costs (antitrust litigation)
Adjusted diluted earnings per share	$1.80	$1.79	$1.85

Disclosure Regarding Forward-Looking Statements
Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: recent global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; our ability to continue the successful integration of K-Tron International; the dependence of our business units on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; our ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission (SEC) November 23, 2010. The company assumes no obligation to update or revise any forward-looking information.
About Hillenbrand, Inc.
Hillenbrand (www.HillenbrandInc.com) is a diversified enterprise with multiple subsidiaries focused around two separate operating businesses. Batesville Casket (www.batesville.com) is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. K-Tron International (www.ktroninternational.com) is a recognized leader in the design, production, marketing and servicing of material handling equipment and systems. The company serves many different industrial markets through two product lines. The Process Group focuses primarily on feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders and K-Tron Premier. The Size Reduction Group concentrates on size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher, Gundlach and Jeffrey Rader. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President, Investor Relations
Phone: 812-934-7256
E-mail: mr.lanning@hillenbrand.com
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